Exhibit 23

                    Consent of Independent Public Accountants

      As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 15, 2000 (except with respect to the matter discussed in Note 14, as to which the date is March 6, 2000), included in or incorporated by reference into ThermoQuest Corporation's Annual Report on Form 10-K for the year ended January 1, 2000, into the Company's previously filed Registration Statements as follows: Registration Statement No. 333-08795 on Form S-8, Registration Statement No. 333-08797 on Form S-8, Registration Statement No. 333-08799 on Form S-8, Registration Statement No. 333-67853 on Form S-8, and Registration Statement No. 333-80295 on Form S-8.



                                                 Arthur Andersen LLP



Boston, Massachusetts
March 9, 2000